UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 26, 2011
THE TIMBERLAND COMPANY
(Exact name of Registrant as Specified in Charter)

DELAWARE	1-9548	02-0312554

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Domain Drive, Stratham, NH	03885

(Address of Principal Executive Offices)	(Zip Code)
(603) 772-9500

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01.	Entry Into a Material Definitive Agreement.
Third Amended and Restated Revolving Credit Agreement dated as of April 26, 2011
     On April 26, 2011, The Timberland Company (the “Company” or “we”) entered into a Third Amended and Restated Revolving Credit Agreement with a group of banks led by Bank of America, N.A. (the “Agreement”). The Agreement amends and restates in its entirety the Second Amended and Restated Revolving Credit Agreement dated as of June 2, 2006. The Agreement expires on April 26, 2016. The Agreement provides for $200 million of committed, unsecured borrowings, of which up to $125 million may be used for letters of credit. Upon the approval of the bank group, the Company may increase the committed borrowing limit by $100 million for a total commitment of $300 million. This facility may be used for working capital, share repurchases, acquisitions and other general corporate purposes. Under the terms of the Agreement, the Company may borrow at interest rates based on Eurodollar rates, plus an applicable margin of between 87.5 and 175.0 basis points based on a fixed charge coverage grid. At April 26, 2011, the applicable margin under the facility was 127.5 basis points. The Company will pay a commitment fee of 12.5 to 25 basis points per annum on the total commitment, based on a fixed charge coverage grid that is adjusted quarterly. At April 26, 2011, the commitment fee was 22.5 basis points. The financial covenants set forth in the Agreement relate to maintaining a minimum fixed charge coverage ratio of 2.25:1 and a leverage ratio of 2:1. The Company will measure compliance with the financial and non-financial covenants and ratios as required by the terms of the Agreement on a fiscal quarter basis. The Agreement also contains certain customary affirmative and negative covenants. A copy of the Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending July 1, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMBERLAND COMPANY
By:	/s/ Carrie W. Teffner
	Name:	Carrie W. Teffner
	Title:	Chief Financial Officer

Date: April 28, 2011